Exhibit 99.1

Press Release -

Okmin Resources, Inc. acquires

additional leases in Oklahoma

Oklahoma City, OK – June 10, 2022 – Okmin Resources, Inc. ("Okmin or the "Company") is pleased to announce that its wholly owned subsidiary, Okmin Energy LLC, has entered into a joint venture agreement to acquire a 50% working interest in five oil and gas leases located in Okmulgee County, an area where the Company has existing operations.

The leases are being acquired together with Blackrock Energy LLC (“Blackrock”), pursuant a strategic alliance reached with Blackrock in February 2021, under which the Company and Blackrock jointly pursue new opportunities together. Under the terms of the Joint Venture agreement Blackrock will be the operating partner on the project.

The project is situated across approximately 739 acres, includes 14 existing oil and gas wells and a salt water disposal well. Eight of the fourteen wells require reworking and rehabilitation, which Blackrock intends to undertake over the coming months.

Okmin’s President and CEO, Jonathan Herzog said “these additional leases complement our existing Joint Venture with Blackrock. They are located in the same county and geological setting as other leases currently being reworked by the Company. Consolidating leases, accumulating further acreage and adding additional potential production to these older fields, furthers our goal of developing a meaningful footprint in this historic region of the Oklahoma oil and gas fields.”

About Okmin Resources Inc.

Okmin Resources, Inc., is a natural resource exploration stage company that seeks to acquire, explore, and develop natural resource assets. Okmin has recently been focused on the acquisition and development of domestic oil and gas fields. The Company's projects are located in Oklahoma and Kansas. The Company’s lease holdings are all within the Cherokee Platform, a geological feature covering an area of northeastern Oklahoma and southeastern Kansas in the mid-continent region of the United States. The Cherokee Platform has been an established oil producing region for the last century.

Further information is available at Okmin’s website at www.okminresources.com

Okmin Resources Investor & Media Contacts:

Jonathan Herzog – President and Chief Executive Officer

Tel: +1 (818) 201-3727

info@okminresources.com

Jessica Abaian – Manager, Investor Relations

Tel: +1 (818) 201-3727

jessica@okminresources.com